EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES RECORD PRODUCTION
FORT WORTH, TEXAS, OCTOBER 17, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that despite the impact of Hurricanes Katrina and Rita, third quarter production volumes averaged 244 Mmcfe per day, representing a 16% increase over the prior-year period and nearly 5% over second quarter 2005. During the peak of Hurricane Katrina, 16 Mmcfe per day of production was shut-in, while 33 Mmcfe per day was shut-in during Hurricane Rita. Currently, 13 Mmcfe per day remains shut-in. Range anticipates that the remaining shut-in production will be returned to sales late in the fourth quarter. For 2005, the Company anticipates production growth of 20% or more.
Commenting on the production results, Jeff Ventura, Range’s Executive Vice President and Chief Operating Officer, said, “Our operating teams did an outstanding job overcoming the impact of the storms to post the highest quarterly production in Range’s history. Not only did we achieve our original production guidance, this represents the eleventh consecutive quarter of sequential production growth. These results reflect a solid base of long-life properties, the success of our drilling program and the extraordinary efforts of our employees.”
In addition, Range announced that its board of directors recently increased the 2005 capital expenditure budget 19% to $311 million, excluding acquisitions. The $50 million increase includes $43 million for additional drilling and $7 million for additional land and seismic expenditures. The catalyst for the increase is to continue drilling and recompletions in core areas where the Company has achieved solid results during the year. The increased budget will allow Range to keep rigs under contract, providing a strong finish to 2005 and a quick start to 2006. The Company estimates that $39 million (78%) of the budget increase relates to higher activity levels, while only $11 million (22%) is due to higher service costs. Based on current estimates, the 2005 budget will be funded by internally generated cash flow.
Range’s 2005 drilling continues to make solid progress with 30 drilling rigs currently running. For the year, 824 gross (623 net) wells and 107 (89 net) recompletions are planned. Third quarter development and exploration expenditures funded the drilling of 269 (182 net) wells and 16 (12 net) recompletions. A 99% success rate was achieved, with 266 (179 net) of the wells productive. In the first nine months of 2005, Range drilled 613 (435 net) wells, and by quarter-end 396 (356 net) of the wells had been placed on production. The remaining wells are in various stages of completion or waiting on pipeline connection. For the quarter, the Company expects to recognize exploration expense of approximately $7 million, which includes over $4 million of seismic purchases.
Notable third quarter drilling results include the drilling of a well in the Texas Panhandle that found significant pay in the Hunton formation. The well is currently producing 15.1 (9.6 net) Mmcfe per day. In West Texas, drilling continues at the Furhman-Mascho, Val Verde and Conger fields, where 64 wells and 9 recompletions are scheduled for the year. In New Mexico, Range has two rigs drilling a 41-well development program on the Eunice properties acquired earlier this year. In East Texas, three rigs were in operation during the quarter. Two rigs are drilling Woodbine tests in areas where Range has 15,000 acres of lease holdings and an additional 30,000 acres of leasehold options. The third East Texas well (38% working interest) resulted in a new discovery at an impressive gross rate over 20 Mmcfe per day at very high flowing tubing pressure. This well should be turned to production shortly at a facility constrained rate of 10 Mmcfe per day. There are multiple potential offsets on existing leasehold.
Both the Gulf Coast and the Permian divisions suffered production curtailments in the third quarter as a result of hurricane damage to downstream pipeline and processing facilities. All Permian production has been restored, while production from Gulf Coast fields is slowly coming back online as power is restored and repairs are completed. Fortunately, current reports indicate that damage to Range’s properties is not significant. The Gulf Coast division successfully completed three exploration wells during the quarter. Onshore, the latest well in the South Louisiana, Marg Howei trend encountered 25 feet of gas pay. The Petry Heirs #1 (45% working interest) recently went online at a rate of 6.2 Mmcfe per day. Offshore, Range participated in two wells. The West Cameron 295 #2 well (15% working interest) was successfully drilled to 15,800 feet and is expected to be turned to sales by year-end at a projected gross rate of 20 Mmcfe per day. The other offshore well (16% working interest) was drilled to below 13,000 feet, encountered 44 feet of pay and is currently being completed. First production is expected to commence early next year upon completion of the pipeline. Both of the offshore discoveries have offset drilling opportunities.
In Appalachia, the Company drilled 199 (127 net) development wells during the quarter in its various tight sand and coal bed methane properties. All but one was successfully completed. The division is on track to meet its expanded drilling target of 578 (438 net) wells for 2005. Results of both the shallow tight gas sand wells and coal bed methane wells are encouraging. Key areas of coal bed methane development include the Nora and Haysi fields in Virginia, where production is currently running about 20% higher than originally projected. Drilling in the Haysi field, which is adjacent to the Nora field, has been promising with a total of 15 wells drilled to date and an additional 20 to 30 wells planned for 2006. These wells are located more than five miles away from the edge of Nora field and have found gas content and coal thickness comparable to that at Nora. Based upon our current technical evaluation, it appears that the Haysi and Nora fields and the adjacent Oakwood field are essentially one large gas field. Range is also expanding its Pennsylvania shale play. Following encouraging results from the first well, the Company drilled three additional vertical wells in the third quarter. One of the wells encountered a sustained open flow of 1.6 Mmcfe per day from a shallow zone at approximately 1,000 feet. Given the zone’s potential, drilling was suspended and the well completed at this depth. The other two wells were drilled to a total depth below the objective shale horizon in an exploratory test of deeper tight gas sand zones. Both wells were successfully completed in the deeper zones and open flow tested at rates of 1.2 and 2.1 Mmcfe per day. Importantly, both wells have shale gas behind pipe, indicating a stacked pay area. A pipeline is currently being laid to connect the shale well, along with the three new wells and first sales are anticipated within a month. Due to the encouraging results, the Company is adding to its current leasehold position, which now totals 100,000 acres and, expects to spud five additional wells, including a horizontal shale test prior to year-end. Range has also begun testing its deep Trenton Black River play in Pennsylvania where five consecutive wells are planned in two separate areas. Both areas contain seismically defined grabens. The Company plans to release results after all five wells are completed, most likely in the second quarter of 2006.
Commenting on the announcement, John Pinkerton, Range’s President, said, “Our exceptional drilling results fully offset the production impact of the hurricanes. Third quarter production was the highest in our history and production should increase further in the fourth quarter despite the hurricane impact. Importantly, the momentum of the drilling results coupled with our expanded capital program positions us for a strong finish to 2005 and an excellent start to 2006. With our large, multi-year drilling inventory coupled with our emerging plays, we are well-positioned to continue to consistently grow production and reserves for many years to come.”
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to expected levels of capital expenditures, anticipated cash flow, future production and reserve growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2005-27

Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com